EXHIBIT 10.37

FORBEARANCE AGREEMENT

This Agreement (the “Agreement”) is dated as of September 1, 2009 between AccessKey IP, Inc. (the “Company”), a Nevada corporation, and The Melanie S. Altholtz Irrevocable Trust (“Holder”), having its principal address at 2906 Alex McKay Place, Sarasota, FL 34240.

RECITALS:

A. On or about April 3, 2009, the Company received $200,000 of financing from Holder, in exchange for the issuance of the April 3, 2009 Note (the “Note”).

B. Holder intended this to be a relatively short term agreement and would not have made the $200,000 loan but for the assumption that the loan would be repaid in accordance with the terms of the original note.

C. The Company has defaulted on the April 3, 2009 Note, having failed to make the payments in accordance with the Maturity Dates.

D. The default places a hardship on Holder.

E. The Company has represented that but for unforeseen business exigencies which the Company claims prevented it from making the payments when due, the Company would have made payments.

F. The Company and Holder have determined, subject to the terms, conditions, agreements, representations and warranties set forth herein, that this Agreement, and the attached Superseding Note, will serve the general welfare and advantage of the Company’s business.

G. By signing the attached Superseding Note (the “Superseding Note”), substituting for the April Note, the Company is securing Holder’s agreement of forbearance.

H. Holder had requested a demonstration of good faith on the part of the Company, requesting a 25% penalty, or $50,000, as a condition of Holder’s forbearance.

I. The Company has represented that due to unforeseen business exigencies which it claims also prevented it from making the payments when due, the Company cannot make any payment at this time.

J. The Company acknowledges that the outstanding principal balance of the Note as of April 3, 2009 shall bear interest at a compound interest rate of 12.00% for the first 90 days, and at a compound interest rate of 3.00% for every 90 day period thereafter, prorated for any portion of any 90 day period to the date of the Superseding Note and 6.00% for every 90 day period thereafter, prorated for any portion of any 90 day period that its principal and interest balance remains outstanding. Company will issue Holder 5,000,000 shares of its common stock and that the terms of the Stock Purchase Warrants are unchanged.

8100 M4 Wyoming Ave., Suite 420, Albuquerque, NM 87113

NOW, THEREFORE, in consideration of the foregoing recitals, as well as the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENTS

Subject to compliance with the payment obligations of the Amended Note and the fulfillment of Company’s obligations pursuant thereto, Holder and its affiliates hereby waive:

a.	All prior defaults;

b.	Any claim of fraud;

c.	And any claim against anyone other than the Company; and

d.	Any right it may have to pursue an involuntary bankruptcy against the Company.

2.   The Company hereby issues the attached note (the “Superseding Note) dated September 1, 2009, and will issue Holder 5,000,000 shares of its common stock within 10 business days of the this agreement.

3.   Notices.  All notices required to be given to any of the parties hereunder shall be in writing and shall he deemed to have been sufficiently given for all purposes when presented personally to such party or sent by certified or registered mail, return receipt requested, to such party at its address set forth above. Such notice shall be deemed to be given when received if delivered personally or five (5) business days after the date mailed.  Any notice mailed shall be sent by certified or registered mail.  Any notice of any change in such address shall also be given in the manner set forth above or electronically.  Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

4.   Severability.  In the event that any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect or to any extent, such provision shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible.  Any such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.   Modification of Agreement.  This Agreement may not be modified, altered or amended, except by an agreement in writing signed by both the Company and Holder.

8100 M4 Wyoming Ave., Suite 420, Albuquerque, NM 87113

6.   Governing Law.  This instrument shall be construed according to and governed by the laws of the State of Virginia.

IN WITNESS WHEREOF, the Company has duly executed this Agreement as of the date first written above.

AccessKey IP, Inc.

Bruce Palmer, President

Guarantor: The Stealth Fund LLLP

Holder: Melanie S. Altholtz Irrevocable Trust

8100 M4 Wyoming Ave., Suite 420, Albuquerque, NM 87113